Exhibit 99.2

Contact:	Teresa A. Huffman	Jenny Tinsley
	SVP, Chief Human Resources Officer	Manager, Public Relations & ESG
	(336) 888-6281	(336) 881-5641
	TAHuffman@culp.com	JRTinsley@culp.com

CULP, INC. ANNOUNCES LEADERSHIP ADDITION AT CULP HOME FASHIONS, PLANNED RETIREMENT OF DIVISION PRESIDENT SANDY BROWN

HIGH POINT, N.C. (August 31, 2022) – Culp, Inc. (NYSE: CULP) (together with its consolidated subsidiaries, “CULP”) today announced that Tommy Bruno will be joining the company as Executive Vice President of Culp Home Fashions, effective September 6, 2022.  The company also announced the planned retirement of Sandy Brown, President of the Culp Home Fashions division, effective December 31, 2022.

Bruno has served as the Vice President of Business Development, Alternative Channels for Tempur + Sealy since 2018. Prior to that, he served eight years within Tempur + Sealy as Comfort Revolution’s Senior Vice President and Chief Financial Officer. Bruno will report to Culp, Inc.’s President and Chief Executive Officer, Iv Culp, and is expected to assume the role of President of Culp Home Fashions upon Brown’s retirement.

Brown will retire after 39 years of dedicated service and leadership with the company.  Over the coming months, Brown will work closely with Bruno to ensure a smooth transition and will provide support as a strategic advisor following her retirement.

Brown started her career with CULP in 1983 and has served in various capacities over her long tenure.  She was named Chief Financial Officer of the Culp Home Fashions division in 2007 and was promoted to Executive Vice President in 2019.  She was named President of the Culp Home Fashions division in January 2020.

Commenting on the announcements, Iv Culp said, “I am extremely grateful for Sandy’s strong leadership over the course of her long tenure with CULP. She has played an instrumental role within our company, making invaluable contributions to CULP’s growth and success, and her passion for people – both customers and associates – is highly respected. We honor Sandy for her many years of dedicated service, and we are especially pleased that we will continue to benefit from her experience and guidance as a strategic advisor to the company.  We wish Sandy the absolute best in retirement.

“We are also excited to welcome Tommy Bruno to our CULP team. He brings a wealth of experience across several disciplines, including financial, operations, strategy, and management, and his extensive knowledge of the bedding industry will help us continue to strengthen our operations.  We believe Tommy is an excellent fit for our future strategic plans, and we are pleased that he will have an opportunity to work with Sandy during a period of transition and learn from her deep knowledge of Culp Home Fashions,” added Culp.

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CULP Announces New Leadership at Culp Home Fashions, Planned Retirement of Division President Sandy Brown

August 31, 2022

Culp, Inc. is one of the world's largest manufacturers and marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture. The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers. Culp has manufacturing and sourcing operations located in the United States, Canada, China, Vietnam, Turkey and Haiti.

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